Exhibit 10.45
Huntington Bancshares Incorporated
Human Resources and Compensation Committee Meeting
April 18, 2023

Restatement of the Huntington Bancshares Incorporated Executive Deferred Compensation Plan

WHEREAS, Huntington Bancshares Incorporated (the "Corporation") maintains the Huntington Bancshares Incorporated Executive Deferred Compensation Plan (the "Deferred Compensation Plan") for the benefit of the participants and beneficiaries in the Deferred Compensation Plan, which was last amended and restated effective January 1, 2018, and amended again effective January 18, 2022.

WHEREAS, the Committee believes that it is in the best interest of the Corporation to amend the Deferred Compensation Plan to allow participants to elect to receive payment in the form of monthly, quarterly, semi-annual, and annual installments.

WHEREAS, Section 9.2 of the Deferred Compensation Plan gives the Committee the authority to amend the Deferred Compensation Plan at any time, in whole or in part.

NOW, THEREFORE, BE IT RESOLVED, that the Deferred Compensation Plan be amended and restated, effective April 18, 2023, to allow participants to elect to receive payment in the form of monthly, quarterly, semi-annual, and annual installments.

RESOLVED FINALLY, that the appropriate officers of the Corporation are authorized to do any and all things and to take any and all actions, including executing, delivering, acknowledging, filing, recording, and sealing of all documents, certificates, statements, or other instruments, which they may deem necessary or advisable in order to carry out the intent and purposes of the foregoing resolutions.